EXHIBIT 99.1

Texas Industries, Inc. Promotes Les Vines to Treasurer

DALLAS, April 13, 2011 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) today announced the promotion of Les Vines to Treasurer of the Company. In addition, Mr. Vines will direct TXI's Investor Relations efforts. Vines will also continue to serve as TXI's Vice President – Corporate Controller.

"This new role complements Les' strong financial knowledge and experience, and it is a natural fit - for him and TXI," stated Ken Allen, TXI's Chief Financial Officer and Vice President – Finance. Vines has served in a variety of roles for TXI since joining the Company in 1995, becoming Corporate Controller in 2004 and most recently being promoted to Assistant Treasurer. Prior to joining TXI, he spent nine years with Ernst & Young, LLP.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete. With operating subsidiaries in six states, TXI is the largest producer of cement in Texas and a major producer in California. TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest. TXI shares are traded on the New York Stock Exchange under the symbol "TXI."

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

CONTACT: David Perkins
         Corporate Director
         Communications
         And Government Affairs
         972.647.3911